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                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American HomePatient, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of American HomePatient, Inc., pertaining to the Amended and Restated American HomePatient, Inc. 1991 Nonqualified Stock Option Plan, of our report dated March 26, 2004, with respect to the consolidated balance sheet of American HomePatient, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for the year ended December 31, 2003, and the related financial statement schedule as of and for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of American HomePatient, Inc.



/s/ KPMG LLP


Nashville, Tennessee
July 26, 2004